CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MSO Holdings, Inc.
Bannockburn, Illinois

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2005, except for Note 16, which is as of May 26, 2005, relating to the consolidated financial statements of MSO Holdings, Inc. appearing in the Company’s Form 8-K/A filed on August 5, 2005.

/s/ BDO Seidman, LLP

Chicago, Illinois
September 30, 2005